Exhibit 10.22.3

Transphorm Inc.	115 Castilian Drive, Goleta, CA 93117	805-456-1300

May 20, 2015
TriplePoint Capital LLC
Attn: Sajal Srivastava
2755 Sand Hill Road, Ste. 150
Menlo Park, CA 94025

Re:
Plain English Warrant Agreement, by and between Transphorm, Inc. and TriplePoint Capital LLC, dated November 3, 2010 (the “Nov. 2010 Warrant”), Plain English Warrant Agreement, by and between Transphorm, Inc. and TriplePoint Capital LLC, dated December 2, 2011 (the “Dec. 2011 Warrant”) (collectively, the “Warrants”)

Dear Sajal:
We are pleased to announce that Transphorm, Inc. (“Transphorm”) is entering into a stock purchase agreement with Kohlberg Kravis Roberts & Co., L.P. and/or certain affiliates thereof (collectively, “KKR”), pursuant to which KKR will purchase, in one or more closings, preferred stock of Transphorm (the “Transaction”).
This letter is being delivered to TriplePoint Capital LLC (“TriplePoint”) to officially notify TriplePoint of the Transaction and to obtain an amendment to the Warrants. In connection with the Transaction, the preferred stock issuable upon the exercise of the Warrants will no longer exist. As such, this letter seeks to amend the Warrants so that immediately following the Transaction, the Warrants will be exercisable for shares of the Transphorm’s common stock, par value $0.001 per share (“Common Stock”).
By signing below, TriplePoint hereby consents, effective upon the closing of the Transaction, that: (i) where the Nov. 2010 Warrant currently references “Type of Stock: Series C Preferred Stock” on the first page, it shall hereby be replaced with “Type of Stock: Common Stock”, (ii) the definition of Warrant Stock in Section 1 of the Nov. 2010 Warrant will now refer to the conversion of the Warrant into Common Stock, (iii) where the Dec. 2011 Warrant currently references “Type of Stock: Series D Preferred Stock” on the first page, it shall hereby be replaced with “Type of Stock: Common Stock”, and (iv) the definition of Warrant Stock in Section of the Dec. 2011 Warrant will now refer to the conversion of the Warrant into Common Stock. For purposes of clarity, all references to “Warrant Stock” in the Warrants will immediately following the Transaction refer to the Common Stock of Transphorm. Additionally, TriplePoint hereby waives its rights under Section 4 of the Warrants in connection with the Transaction. TriplePoint hereby waives any notice provisions in the Warrants not complied with hereunder in connection with the Transaction. Except as expressly modified by the terms of this consent, the Warrants shall remain in full force and effect in accordance with its terms.
Please indicate TriplePoint’s consent and acknowledgement by signing two copies of this letter, returning one copy by email to Killian Nolan at knolan@wsgr.com, with the original signed copy to follow by mail by May 26, 2015 to Wilson Sonsini Goodrich & Rosati, Attn: Killian Nolan, 650 Page Mill Road, Palo Alto, CA 94304. Please keep the other signed copy for your records. If the initial closing of the Transaction is not completed, this consent and acknowledgement will be of no force and effect.
We are extremely excited about the contemplated Transaction and the opportunity to continue our relationship with you following completion of the Transaction. Should you have any questions regarding this request, please contact me at (805) 456-1300 x140 or scott.gibson@transphormusa.com. We look forward to your consent, and thank you for your cooperation in this matter.

Very truly yours,

/s/ Scott Gibson

Transphorm, Inc.
Name: Scott Gibson
Title: Chief Financial Officer
On behalf of TriplePoint, I have read the foregoing, understand it and, by signing below, acknowledge and agree to the foregoing consent, affirmation and waiver.

TRIPLEPOINT CAPITAL LLC

By:	/s/ Sajal Srivastava
Name:	Sajal Srivastava
Title:	President
Dated:	5/21/2015